Exhibit 10.33

SEVERANCE AGREEMENT

This Agreement is between RemedyTemp, Inc. and Remedy Temporary Services, Inc. (collectively, “Remedy”) and Shawn Mohr. Mohr was employed by Remedy until his resignation as an employee and officer on June 19, 2003. Remedy and Mohr desire to enter into this Agreement to establish certain terms of Mohr’s resignation from Remedy.

1.	Mohr hereby agrees and confirms that his resignation as an employee and officer from Remedy will be effective as of June 19, 2003 (the “Resignation Date”). On the Resignation Date, Remedy will pay Mohr amounts due for services rendered through the Resignation Date, including all accrued but unpaid vacation. Remedy will reimburse Mohr for any and all legitimate documented business expenses incurred prior to the Resignation Date pursuant to Remedy’s Travel and Business Expense Policy.

2.	Although it is not obligated to do so, Remedy agrees to pay to Mohr a severance in the amount of $125,162.50 (the “Severance Amount”), consisting of: (1) $55,000, less applicable taxes and withholdings, constituting 3 month’s wages, and (2) $70,162.50, constituting the cash value of Mohr’s vested restricted stock as of the Resignation Date. One half of the Severance Amount ($62,581.25) will be paid on the Resignation Date; the remainder ($62,581.25) will be paid upon Mohr’s successful completion of the Transition Tasks as defined in Paragraph 14.

3.	In addition, Remedy agrees to reimburse Mohr for his actual monthly COBRA premium expenses through the sooner of December 31, 2003 or his accepting employment with another company. This reimbursement will occur monthly after Remedy receives documentation of Mohr having paid the COBRA premiums. Mohr will be allowed to submit medical expenses for reimbursement to Remedy pursuant to Remedy’s Execucare program up to but not exceeding his allowance of $4,000 (Mohr’s current Execucare balance is $1,603.62) for approved expenses incurred prior to December 31, 2003. Mohr will be allowed to retain his moving expenses.

4.	Mohr agrees that the foregoing payments shall be the only amounts which Remedy shall pay to Mohr, and all other payments, wages, bonuses, incentive compensation, stock, MBOs, claims for payments or any other forms of compensation whatsoever are hereby waived.

5.	As consideration for these payments and benefits, Mohr hereby releases Remedy, its predecessors, successors, all affiliated entities and their current and former directors, officers, employees, attorneys and agents from any and all claims or lawsuits (including, for example, state and federal equal employment claims, claims under the Age Discrimination in Employment Act, wrongful discharge claims and claims for tort and breach of contract) he may have that are based on Remedy’s employment of Mohr, his resignation or on any other event occurring prior to the date of this Agreement.

6.	Mohr waives any and all rights he may have under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Mohr expressly acknowledges that this release is intended to include all claims which Mohr does not know or suspect to exist in his favor at this time, and that this release contemplates extinguishment of such claims.

7.	Mohr agrees to return to Remedy all Remedy property and documents in his possession or under his control, including, but not limited to, the Toshiba Satellite Pro 4600 laptop (Serial # S41214374PU), reports, software, client lists, manuals, financial statements, documents relating to Remedy trade secrets (including its proprietary business approaches, strategies and systems), and any and all copies thereof, except that Mohr will retain possession of his current laptop (Compaq Evo N800v Serial # 5Y32KSQZF1DF) after the IT department has removed all Remedy proprietary information from it.

8.	Mohr agrees that he will not make any negative or disparaging comments about Remedy or its directors, officers and employees to any person or company. Remedy will handle reference requests for Mohr by referring the inquiry to the Human Resources department which will provide only Mohr’s title and dates of employment as per its policy. Remedy will provide Mohr with a signed letter of reference from Greg Palmer, a copy of which is attached hereto.

9.	Mohr agrees to keep all of the terms of this Agreement completely confidential and he will not disclose them to anyone except his spouse, lawyer and accountant, and to them only on the condition that they agree to maintain this confidentiality.

10.	Any modifications to this Agreement must be in writing and signed by Mohr and Remedy to be binding on the parties. Mohr acknowledges that he is not relying on any statement or representation of Remedy, its employees or agents with respect to the subject matter, basis or effect of this Agreement.

11.	The prevailing party in any litigation relating to an alleged breach of this Agreement shall be entitled to an award of its reasonable attorneys’ fees and costs.

12.	This Agreement does not alter, modify or impact the confidentiality provisions and the restrictive covenants set forth in the Employment Agreement for Staff Colleagues between the parties signed by Mohr on September 3, 2001, nor does it affect Mohr’s obligation to strictly comply with those provisions. Mohr recognizes and agrees that breach of Sections 8, 9 or 12 of this Agreement will cause Remedy irreparable harm and therefore Remedy shall be entitled, to payment, as liquidated damages, in an amount equal $10,000.

13.	Mohr acknowledges that he fully understands his right to discuss this Agreement with an attorney, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

14.	Mohr agrees to assist Remedy during a transition period during which he will be responsible for completing the following tasks (the “Transition Tasks”): (1) complete the FY ‘04 Strategic Plan; (2) develop a written strategy regarding how to utilize the Data Warehouse and have it integrate with the key Marketing initiatives (Skill Marketing, Telemarketing, Seibel, etc.); (3) develop a written transition plan for the Skill Marketing and Telemarketing functions, (4) develop a written action plan for how to utilize the conclusions of the consultant retained to perform a Client Market Research Data Study; and (5) develop a written transition plan for the Marketing department including a status on all key projects and a summary of projects for the next 90 days. Remedy agrees that during the period that Mohr is completing the Transition Tasks (not to exceed 30 days) Mohr will be provided with an office (not necessarily his old office) with telephone, voicemail and email access. Mohr agrees that during this 30-day period he will make himself available during normal business hours to respond to issues or questions that may arise in connection with the transition.

SHAWN MOHR

Dated: June 19, 2003	/s/ SHAWN MOHR
Shawn Mohr

REMEDYTEMP, INC.

Dated: June 19, 2003	By:	/s/ GUNNAR GOODING

	Printed:	Gunnar Gooding

	Title:	Vice President Human Resources and Legal Affairs

REMEDY TEMPORARY SERVICES, INC.

Dated: June 19, 2003	By:	/s/ GUNNAR GOODING

	Printed:	Gunnar Gooding

	Title:	Vice President Human Resources and Legal Affairs